Exhibit 99.3

ATC Healthcare and Travel Choice Staffing Sign Agreement to Form New Traveling Radiology Technician Division

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--June 23, 2003--ATC Healthcare, Inc., one of the nation's largest medical staffing providers, announced that it has signed a Management Services Agreement with Travel Choice Staffing, Inc. (TCS), of Tampa Florida, a provider of traveling healthcare professionals, to provide traveling radiological technicians throughout the United States. This business expansion will operate through ATC's Travel Nurse Division, Nursing Management Services (NMS) and target hospitals throughout the United States.
    "This new line of business will target a niche in the healthcare staffing industry that has great future potential," said David Savitsky, Chief Executive Officer of ATC Healthcare. "With a strong and knowledgeable partner like Travel Choice Staffing, NMS will become a viable competitive force within the traveling radiology industry."
    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 67 locations in 26 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and ``traveling'' contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.
    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2003 as filed with the Securities and Exchange Commission on June 13, 2003.

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516/750-1681
             dsavitsky@atchealthcare.com
                 or
             Alan Levy, 516/750-1666
             alevy@atchealthcare.com